EXHIBIT 99.1
GEOGLOBAL REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Calgary, Alberta, Canada, November 16, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced operating highlights and selected financial results for the quarter ended September 30, 2012. All amounts are in US dollars unless otherwise noted.

Selected Operational Highlights

Since July 1, 2012 the Company has announced:

•	Sale of 8,500,000 shares acquired in the Securities Purchase and Exchange Agreement between the Company and ILDE for net proceeds to GeoGlobal of approximately US$1.4 million;
•
Completion of drilling operations and initiation of testing on the Punam-1 well on the RJ-20 block onshore India based on positive indications of oil-bearing formations within the targeted Bilara-Jodhpur reservoirs. The oil samples recovered from the wireline formation tests and conventional testing program have a density of 17-degree API. Based on this oil discovery, the consortium is pursuing a further extension of Exploration Phase-I to complete the minimum work program commitments on this block;

•
Approval by the Government of India of a 28-month extension to the Phase-I exploration period on the KG Onshore Block. This extension allows the Oil India Limited GeoGlobal consortium until December 2014 to complete the minimum work program commitments in the block, primarily the drilling of 12 exploratory wells;

•
Completion of drilling of the Myra-1 side-track well reaching a final Total Vertical Depth Subsea ("TVDSS") of 5,388 metres. Based on logging performed during the drilling, sands were encountered in the Miocene but they appeared to be water saturated and no significant quantities of hydrocarbons were detected and the well was plugged and abandoned;

•
Completion of drilling of the Sara-1 well reaching a final TVDSS of 3,928 metres. We encountered approximately 98 meters of high quality reservoir sands in the lower Miocene / upper Oligocene which had good porosity and permeability. Wireline logs confirmed residual gas saturation in the reservoir suggesting hydrocarbon migration through the system.  The sands were wet with no commercial quantities of hydrocarbons present and the well was plugged and abandoned;

•
Receipt of a Resource Report prepared by Netherland, Sewell & Associates, Inc. of Houston, Texas on the offshore Israel license known as 388/Samuel. The Company holds an effective 34.872% interest in the license; and

•
Grant of a further extension by the Ministry of Energy and Water of the State of Israel of the dates for the execution of a drilling rig contract and the spudding of the first well on the Samuel offshore license to March 31, 2013 and April 30, 2013, respectively.

“We made rapid progress on our planned drilling program offshore Israel during the quarter, drilling exploration wells in both the Myra and Sara licenses,” said Paul B. Miller, President and CEO of GeoGlobal. “Although we did not find commercial quantities of hydrocarbons in either well, we significantly expanded the consortium’s understanding of the geology of the region, which will support future drilling decisions in the area. We also secured an extension to the drilling deadlines at Samuel, which will give us sufficient time to finalize our plans for the license.”

Financial Review

All of the Company’s oil and gas sales were derived from production of six wells in India. Oil and gas sales for the three months ended September 30, 2012 were $109,000 compared with $195,000 for the three months ended September 30, 2011.  Oil and gas sales for the nine months ended September 30, 2012 were $379,000 compared with $446,000 for the nine months ended September 30, 2011.  The decreases are mainly attributable to lower oil and gas production and sales for the three and nine months ended September 30, 2012 combined with a decrease in the average oil and gas commodity price when compared with the same periods in 2011.

Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark. To date, none of GeoGlobal's production has been hedged. All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Operating costs for the three months ended September 30, 2012 remained fairly constant at $34,000, or $20.86 per BOE, compared with $36,000 or $19.95 per BOE for the three months ended September 30, 2011.  Operating costs for the nine months ended September 30, 2012 also remained fairly constant at $106,000, or $19.57 per BOE, compared with $104,000 or $20.47 per BOE for the nine months ended September 30, 2011. The operating costs include handling and processing charges, transportation costs and utilities, maintenance and tank rental charges and contain a fixed and variable portion.

For the three months ended September 30, 2012, general and administrative expenses decreased to $121,000 from $826,000 for the three months ended September 30, 2011.  This decrease is mostly attributable to management’s efforts on overall cost control combined with an increase in our overhead recoveries as a result of our drilling activity in Israel.  Management’s efforts on overall cost control include a decrease in the Directors’ and Special Committee fees of $107,000, a decrease in salaries and benefits of $85,000, and a decrease in travel, hotel, advertisement and promotion of $64,000.  These efforts when combined with an increase in overhead recoveries of $559,000 contributed to a significant decrease in overall general and administrative costs.

The decrease in the overall general and administrative costs were offset with an increase in stock-based compensation costs of $99,000 to $192,000 for the three months ended September 30, 2012 from $93,000 for the comparative three months in 2011.  These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants.

For the nine months ended September 30, 2012, general and administrative expenses were $933,000, a decrease of $2,192,000 compared with $3,125,000 for the nine months ended September 30, 2011.  This decrease is mostly attributable to management’s efforts on overall cost control combined with an increase in our overhead recoveries as a result of our drilling activity in Israel.  Management’s efforts on overall cost control resulted in a reduction of $294,000 in the Directors’ and Special Committee fees and a decrease in salaries and benefits of $262,000, which mostly relate to bonuses in 2011 paid to directors and employees that was not paid in 2012.  These efforts when combined with an increase in our overhead recoveries as a result of increased drilling activity in Israel further contributed to the reduction in general and administrative costs by $1,018,000.

These decreases combined with additional reductions in travel and hotel by $114,000, education and training of $19,000, bank guarantee fees of $132,000, and a decrease in stock-based compensation costs of $332,000 to $251,000 for the nine months ended September 30, 2012 compared with $583,000 for the nine months ended September 30, 2011 all contributed to a significant decrease in the Company’s overall general and administrative costs.

General and administrative expenses also include other costs related to the corporate head office including rent and office costs, insurance, NYSE MKT listing and filing fees, investor relation services and transfer agent fees and services.

For the three and nine months ended September 30, 2012, the Company recorded $9.6 and $10.6 million, respectively, of impairment on oil and gas properties compared to $nil for the three and nine months ended September 30, 2011.  Any impairment to unproved properties is transferred to the Company’s full cost pool of proved properties which is subject to ceiling test limitations and impairment charges and is recorded if the net capitalized costs of proved oil and gas properties exceed the ceiling test limitations.

For the three and nine months ended September 30, 2012, the Company recorded a $2.7 million loss on and impairment of available for sale investment.  This loss on and impairment of available for sale investment can be split into two components.  During the year, the Company received 28.4 million common shares of ILDE as an available for sale investment, in exchange for the issuance of certain securities in GeoGlobal.  ILDE’s common stock is listed and traded on the Tel Aviv Stock Exchange.

During the third quarter of 2012, GeoGlobal sold 13.9 million shares of ILDE for a net loss of $0.8 million.  Fair value of this investment is measured on the reporting date using the closing price of ILDE’s shares traded on the

Tel Aviv Stock Exchange.  As the decrease in fair value is deemed other than temporary, a further $1.9 million of impairment charges were recorded.

During the three months ended September 30, 2012, the Company incurred a net loss of approximately $13.9 million, used approximately $1.5 million of cash flow in its operating activities, used approximately $0.1 million in its investing activities and had an accumulated deficit of approximately $75.8 million.

At September 30, 2012, GeoGlobal’s cash and cash equivalents were $10.1 (December 31, 2011 - $10.5 million) of which $10.0 million is committed to carry out the exploration activities of the Myra and Sara joint venture and not available for use in general operations or other exploration activities. The residual cash of $0.1 million is available to us for general operations. As at September 30, 2012, the Company had a working capital deficiency of approximately $14.2 million.

GeoGlobal’s cash balance at September 30, 2012 and anticipated cash flow from operating activities are not sufficient to satisfy its current liabilities and meet its exploration commitments of $15.1 million and $27.9 million, over the twelve months ending September 30, 2013 and the twenty-seven months ending December 31, 2014, respectively.

To meet its obligations, the Company will be required to divest certain oil and gas interests, subsidiaries or other available assets, including by entering into other financing arrangements typical in the industry such as farming out interests in oil and natural gas properties.  The Company will also continue to seek to raise capital through equity and debt markets.

The Company’s cash as at September 30, 2012, available for general operations of $0.1 million is not sufficient to meet its ongoing operational requirements.  Subsequent to September 30, 2012, the Company has curtailed staffing at its Canadian and Indian offices and rationalized other expenditures to minimize the ongoing operational requirements pending the outcome of uncommitted financing activities described above.  If these activities are unsuccessful, the Company will be forced to substantially curtail or cease exploration, appraisal and development expenditures and other operating activities.

The Company’s ability to continue as a going concern is dependent on the success of the operational and financing initiatives and the successfully completion of further exploration and development activities that will generate profitable operations from its oil and natural gas interests in the future.  The Company must make an assessment of its ability to fulfill current liabilities and to meet future exploration requirements in the normal course of business.  The assessment requires estimates regarding future uncommitted financing, future costs of exploration programs, timing of activities, future oil and gas prices, amongst other things.  Such estimates are subject to uncertainty and should our estimates be materially incorrect, the Company’s ability to continue as a going concern would be impaired and these unaudited consolidated financial statements could require material adjustments to the value of assets and liabilities.  The unaudited consolidated financial statements for the quarter ended September 30, 2012, do not reflect any such adjustments or reclassifications.

Outlook

Management’s exploration and development activities pursuant to the Company’s PSCs in India will continue through the remainder of 2012 and throughout 2013 in accordance with the terms of those agreements.  During the first quarter of 2013, based on the current budgets in India, GeoGlobal anticipates drilling its first shallow exploration well in the KG Onshore block as well as anticipates, during the second and third quarters of 2013, drilling one additional exploration well and ten core wells.  The Company further expects to tie-in additional oil wells in Tarapur along with the Tarapur G gas well and to continue with the construction of the gas gathering and production facilities together with further development drilling on the KG Offshore Block in which it has a carried interest.  Additional expenditures may be incurred in connection with additional exploratory, appraisal and development wells the Company may participate in.

Management also expects exploration activities pursuant to our licenses in Israel will continue through the remainder of 2012 and 2013 in accordance with the terms of those agreements.

The Company has filed with the US and Canadian Regulatory authorities its unaudited consolidated financial statements for the quarter ended September 30, 2012.

Set forth below is certain financial information taken from the unaudited consolidated financial statements.

	September 30, 2012	December 31, 2011
	US$	US$
Current assets	68,881,794	71,047,262
Property and equipment	45,229,522	42,580,105
Total assets	116,158,415	114,967,629
Current liabilities	83,116,114	72,978,114
Total liabilities	83,931,621	73,744,826
Stockholders’ equity	32,226,794	41,222,803

	Three months ended Sept 30, 2012	Three months ended Sept 30, 2011	Nine months ended Sept 30, 2012	Nine months ended Sept 30, 2011
Oil and gas sales	108,536	195,300	378,849	446,326
Interest Income	3,271	7,528	10,785	27,730
Total expenses	12,967,942	1,443,870	15,953,672	4,823,766
Net loss	(12,862,370)	(1,255,464)	(15,583,519)	(4,386,564)
Net loss per share – basic and diluted	(0.10)	(0.02)	(0.12)	(0.05)

Conference Call
The Company’s Annual Meeting of Stockholders is scheduled for December 19, 2012 at 3:00 pm at the Westin Calgary, 320 - 4th Avenue SW, Calgary, Alberta. The Company will not be holding a quarterly update conference call at this time due to the proximity to the upcoming Annual Meeting of Stockholders.  The Company will address all items associated with the third quarter financial results and operational updates during the annual meeting on December 19, 2012.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	Debby Communications Moshe Debby
Phone: +1-403-777-9250 Email: info@geoglobal.com	Phone : +1-972-3-5683000 Email : moshe@debby.co.il

The Equicom Group
Dave Feick, Managing Director, Western Canada
Phone: +1-403-218-2839 Email: dfeick@equicomgroup.com